Exhibit 10.1
LENZ THERAPEUTICS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
LENZ Therapeutics, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2024 Equity Incentive Plan, as amended from time to time (or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted) (such applicable plan, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
1.Cash Compensation
a.Annual Cash Retainers for Service as Outside Director. Each Outside Director will be paid a cash retainer of $50,000 per year. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
b.Additional Annual Cash Retainers for Service as Non-Executive Chair, Committee Chair and Committee Member. As of the Effective Date, each Outside Director who serves as the chair or a member of a committee of the Board, or as the Non-Executive Chair of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair:	$30,000
Audit Committee Chair:	$15,000
Member of Audit Committee:	$7,500
Compensation Committee Chair:	$12,000
Member of Compensation Committee:	$6,000
Nominating and Corporate Governance Committee Chair:	$10,000
Member of Nominating and Corporate Governance Committee:	$5,000
For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair. An Outside Director who serves as the Non-Executive Chair of the Board will receive the annual fee as an Outside Director and the additional annual fee as the Non-Executive Chair.
c.Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) or as the Non-Executive Chair during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For purposes of clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) or as the Non-Executive Chair, as applicable, from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as provided in Sections 2(d)(ii) and 8 below.
b.Initial Awards. Each individual who first becomes an Outside Director on or following the Effective Date will be granted an award of stock options (an “Initial Award”) to purchase such number of shares as determined by the Board or Designated Committee. The Initial Award will be granted on the first Trading Day on or after the date on which such individual first becomes an Outside Director (the first date as an Outside Director, the “Initial Start Date”), whether through election by the Company’s stockholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest in equal monthly installments over the next thirty-six (36) months on the same day of each relevant month as the applicable vesting date, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
c.Annual Award. On the first Trading Day immediately following the first Annual Meeting of the Company’s stockholders (an “Annual Meeting”) on or following the Effective Date and each Annual Meeting occurring thereafter, each Outside Director automatically will be granted an award of stock options (an “Annual Award”) to purchase 22,100 Shares, with such number of Shares subject to equitable adjustment by the Board in the event of a capitalization adjustment described in Section 13(a) of the Plan; provided that the first Annual Award granted to an individual who first becomes an Outside Director following the Effective Date will cover a number of Shares equal to the product of (A) 22,100 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed months between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director, and (ii) the denominator of which is twelve (12), subject to equitable adjustment by the Board in the event of a capitalization adjustment described in Section 13(a) of the Plan. Each Annual Award will be scheduled to vest in full on the first anniversary of the date on which the Annual Award is granted (or the date of the next Annual Meeting following the date on which the Annual Award is granted, if sooner), in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.

d.Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:
i.Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Designated Committee (as defined below), as applicable, for use thereunder.
ii.Revisions. The Board or any committee of the Board designed by the Board with appropriate authority (the “Designated Committee”), as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award.
iii.For purposes of this Policy, “Value” means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology the Board or any Designated Committee, as applicable, may determine prior to the grant of the applicable Award becoming effective.
3.Other Compensation and Benefits
Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or its Designated Committee, as applicable, from time to time.
4.Change in Control
In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to a Change in Control, including any Initial Awards and Annual Awards, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.
5.Annual Compensation Limit
No Outside Director may be granted Awards with Values, and be provided cash retainers or fees, with amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that, in the Fiscal Year containing an Outside Director’s Initial Start Date, such limit will be increased to $1,000,000. Any Awards or other compensation provided to an individual (a) for his or her services as an employee, or for his or her services as an advisor or consultant other than as an Outside Director, or (b) prior to the Initial Effective Date (as defined in Section 9), will be excluded for purposes of the foregoing limit.
6.Travel Expenses
Each Outside Director’s reasonable, customary, and properly documented, out-of-pocket travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.Code Section 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any affiliate have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.
8.Revisions
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Designated Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.
9.Effective Date
This Policy first became effective on the date of the consummation of the merger by and between the Company, Lenz Therapeutics, Inc., and certain other parties, pursuant to that certain Agreement and Plan of Merger dated November 14, 2023 (the “Initial Effective Date”) and was subsequently amended by the Board, with the most recent amendment effective as of immediately prior to the Annual Meeting of the Company’s stockholders in 2026 (such date, the “Effective Date”).

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